IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC
One Market Plaza, Steuart Tower
Suite 2500
San Francisco, California 94105

OFFER TO PURCHASE UNITS
DATED FEBRUARY 24, 2017

LETTERS OF TRANSMITTAL MUST BE
RECEIVED BY IRONWOOD CAPITAL MANAGEMENT
BY MARCH 27, 2017

THE OFFER WILL EXPIRE AT
11:59 P.M., EASTERN DAYLIGHT TIME, ON MARCH 27, 2017

To the Members of Ironwood Institutional Multi-Strategy Fund LLC:

Ironwood Institutional Multi-Strategy Fund LLC, a Delaware limited liability company that is registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company (the “Fund”), is offering to purchase for cash on the terms and conditions set out in this offer to purchase (this “Offer to Purchase” or the “Offer”) and the related Letter of Transmittal an amount of up to approximately 20% of the Units of the Fund outstanding as of June 30, 2017 (the “Repurchase Date”) from the members of the Fund (the “Members”).  As used in this Offer to Purchase, the term “Units” refers to units of limited liability company interest of the Fund.

  The Offer is being made pursuant to tenders by Members at a price equal to the net asset value of the tendered Units as of the Repurchase Date, less any Early Repurchase Fee due to the Fund in connection with the repurchase.  Units will be subject to the Early Repurchase Fee if they have been held by the selling Member for less than one year as of the Repurchase Date. The “Early Repurchase Fee” is equal to 5.00% of the value of the tendered Units, which is payable to the Fund.  Members that desire to tender Units for purchase must do so by 11:59 p.m., Eastern Daylight Time, on March 27, 2017 (the “Offer Acceptance Deadline”).  Responses to the repurchase notice (each, an “Offer Acceptance”) received by the Fund or its designated agent after the Offer Acceptance Deadline will be void.  The Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below.

There is no established trading market for the Units, and any transfer of Units is strictly limited by the terms of the Fund’s prospectus, dated August 31, 2016 (as it may be amended, modified or otherwise supplemented from time to time, the “Prospectus”) and the Fund’s Third Amended and Restated Limited Liability Company Agreement dated March 11, 2015 (as it may be amended from time to time, the “LLC Agreement”).

Members should note that the value of the Units tendered in the Offer is expected to change between January 31, 2017 (the last time prior to the date of this filing as of which the Fund’s net asset value was calculated) and the Repurchase Date, the date as of which the value of the Units tendered to the Fund for purchase will be determined.  Members tendering their Units should also note that they will remain Members in the Fund, with respect to the Units tendered and accepted for purchase by the Fund, through the Repurchase Date.  Members desiring to obtain the estimated net asset value of their Units may contact Ironwood Capital Management (“Ironwood”) at (415) 777-2400 or at the address listed on the first page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Daylight Time).
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Members desiring to tender all or a portion of their Units in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to Ironwood in the manner set out below.

Important

None of the Fund, Ironwood or the Fund’s Board of Directors (the “Board”) makes any recommendation to any Member whether to tender or refrain from tendering Units.  Members must make their own decisions whether to tender Units, and, if they choose to do so, the portion of their Units to tender.

Because each Member’s investment decision is a personal one, based on financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Members should tender Units pursuant to the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal.  If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund, Ironwood, or the Fund’s Board.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document.  Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC
C/O IRONWOOD CAPITAL MANAGEMENT
ATTENTION: OPERATIONS
ONE MARKET PLAZA, STEUART TOWER
SUITE 2500
SAN FRANCISCO, CA 94105

PHONE: (415) 777-2400
FAX: (415) 777-2600
E-MAIL: TENDERS@IRONWOODPARTNERS.COM

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TABLE OF CONTENTS

1.	Summary Term Sheet.	1
2.	Background and Purpose of the Offer.	4
3.	Offer to Purchase and Price.	4
4.	Amount of Tender.	5
5.	Procedure For Tenders.	5
6.	Purchases and Payment.	5
7.	Certain Conditions of the Offer.	6
8.	Certain Information About the Fund.	7
9.	Certain U.S. Federal Income Tax Consequences.	8
10.	Miscellaneous.	10

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1.	SUMMARY TERM SHEET.

This Summary Term Sheet highlights certain information concerning the Offer.  To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal.  Section references are to this Offer to Purchase.

•
Ironwood Institutional Multi-Strategy Fund LLC (the “Fund”) is offering to purchase Units (as defined below) of the Fund (the “Offer”) in an amount up to approximately 20% of the Units of the Fund outstanding as of June 30, 2017 (the “Repurchase Date”) from the members of the Fund (the “Members”).  The price to be paid for Units repurchased will be the net asset value per Unit calculated as of the Repurchase Date, less any Early Repurchase Fee (as defined below) due to the Fund in connection with the repurchase.  As used in this Offer, the term “Units” refers to units of limited liability company interest of the Fund.  Members that desire to tender Units for purchase must do so by 11:59 p.m., Eastern Daylight Time, on March 27, 2017 (the “Offer Acceptance Deadline”).  Responses to the repurchase notice (each, an “Offer Acceptance”) received by the Fund or its designated agent after the Offer Acceptance Deadline will be void. All determinations as to the receipt of notices from Members relating to the tender of Units including, without limitation, determinations whether to excuse or waive certain variations from relevant procedural requirements, will be in the sole discretion of the Fund or its designated agent, and any such determination will be final.

•
A Member may tender all its Units or a portion of its Units; however, a Member who tenders some, but not all, of the Member’s Units for repurchase as of the Repurchase Date will be required to maintain a minimum aggregate net asset value of Units generally equal to $25,000. The Fund reserves the right to reduce the amount to be repurchased from a Member as of the Repurchase Date so that the required minimum aggregate net asset value of Units is maintained.

•
The Fund may suspend or postpone this Offer in limited circumstances and only by a vote of a majority of the Board of Directors of the Fund (the “Board”), including a majority of the independent directors of the Board (each, an “Independent Director”).  These circumstances may include the following: (i) a period during which an emergency exists as a result of which it is not reasonably practicable for the Fund to dispose of securities it owns or to determine the value of the Fund’s net assets; (ii) for any other periods that the SEC permits by order; or (iii) other unusual circumstances as the Board determines, in compliance with applicable laws, it is in the best interest of the Fund or the Members (including, without limitation, any “feeder fund” that is a Member) to suspend or postpone the Offer.

•
A Member who tenders for repurchase the Member’s Units as of the Repurchase Date will be subject to a fee of 5.00% of the value of the Units repurchased by the Fund, payable to the Fund (an “Early Repurchase Fee”) if the Units have been held by the Member for less than one year as of the Repurchase Date.

•
Members who tender for repurchase less than 95% of their Units and which Units are repurchased by the Fund, will receive the specified dollar amount equal to the net asset value of the Units repurchased by the Fund, less the applicable Early Repurchase Fee.  Not later than promptly after the Repurchase Date, each tendering Member will be given a non-interest bearing, non-transferrable promissory note issued by the Fund entitling the Member to be paid an amount equal to 100% of the unaudited net asset value of the Member’s repurchased Units, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less the applicable Early Repurchase Fee.  The note will entitle the Member to be paid upon the later of (i) 30 calendar days after the Repurchase Date and (ii) if the Fund has requested withdrawals of capital or redemptions of interests from any Underlying Funds (as defined below in Section 8) in order to fund the repurchase, 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn or redeemed from such Underlying Funds (the “Payment Date”).

•
Members who tender for repurchase 95% or more of their Units and which Units are repurchased by the Fund will receive the specified dollar amount equal to the net asset value of their Units repurchased by the Fund, less the applicable Early Repurchase Fee.  Payment will be in the form of: (i) cash or a non-interest bearing, non-transferrable promissory note issued by the Fund in an amount equal to 95% of the estimated unaudited net asset value of a Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less any Early Repurchase Fee (the “Initial Payment”), which will be paid on or prior to the Payment Date; and (ii) a non-interest bearing, non-transferable promissory note issued by the Fund entitling the Member to up to the remaining 5% of the estimated unaudited net asset value of the Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of the date to the Member’s Units) (as adjusted in accordance with the next paragraph, the “Subsequent Payment”).

•
Following the later of: (i) 120 calendar days after the Repurchase Date; or (ii) any longer period the Board in its discretion deems necessary to protect the interests of the remaining Members, the amount of the Subsequent Payment may be adjusted so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final net asset value of the Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units). That Subsequent Payment (adjusted as needed) will then be paid to the Member.

•
Payments for repurchased Units may be further delayed under circumstances where the Fund has determined to redeem its interests in Underlying Funds to make such payments, but has experienced unusual delays in receiving payments from the Underlying Funds.

•
The Board in its discretion, but giving due regard to the interests of the remaining Members, may determine to make payment in satisfaction of a repurchase at earlier dates than those otherwise listed here.

•
The Board in its discretion may pay repurchase proceeds, in whole or in part, in securities of equivalent value.  The Fund does not expect that it will distribute securities as payment for repurchased Units except in unusual circumstances, such as in the unlikely event that: (i) making a cash payment would result in a material adverse effect on the Fund or on Members not requesting that their Units be repurchased; or (ii) the Fund has received distributions from Underlying Funds in the form of securities that are able to be transferred to the Members.  In the event that the Fund makes a distribution of securities as payment for Units, Members will bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of the securities.

•
The amount that a tendering Member may expect to receive in repurchase proceeds will be the net asset value of the Member’s Units determined on the Repurchase Date, less the applicable Early Repurchase Fee.  The payment amount is calculated by reference to the net asset value of the Fund’s assets (based in part on oral or written estimates of the value of the Fund’s investments received from Underlying Funds) as of the Repurchase Date, after giving effect to all allocations to be made as of that date to the Member’s Units.  An estimated net asset value may not reflect final net asset values as of the Repurchase Date calculated by the Underlying Funds.

•
Members tendering Units for repurchase will have to decide whether to tender Units without the benefit of having current information regarding the value of the Units.  In addition, there may be a substantial period of time between the Repurchase Date and the date when one can expect to receive payment of the repurchase proceeds from the Fund.  Members whose Units are repurchased will bear the risk that the Fund’s net asset value may fluctuate significantly between the date of the Offer Acceptance Deadline and the Repurchase Date.

•
The Offer is being made to all Members of the Fund and is not conditioned on any minimum number of Units being tendered.  Payment for repurchased Units may require the Fund to liquidate portfolio holdings in Underlying Funds earlier than otherwise planned, potentially resulting in losses, and may increase the Fund’s portfolio turnover.  The Fund may maintain cash or borrow money to pay repurchase proceeds, which would increase the Fund’s operating expenses and could adversely impact the ability of the Fund to achieve its investment objective.

•
If, in this Offer, Members tender for repurchase more than 20% of Units outstanding on the Repurchase Date, the Fund may, in the Board’s sole and absolute discretion, either: (i) accept the additional Units permitted to be accepted pursuant to Rule 13e‑4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) increase the outstanding Units that the Fund is offering to purchase by up to two percent (2%) on the Repurchase Date; (iii) extend the Offer, if necessary, and increase the amount of Units that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (iv) accept a portion of the Units tendered prior to or on the Repurchase Date for payment on a pro rata basis based on the aggregate net asset value of tendered Units.

•
Tendered Units may be withdrawn by the selling Member at any time before the Offer Acceptance Deadline.  After the Offer Acceptance Deadline, Members may withdraw tendered Units as permitted by the Fund in its discretion at any time prior to the Repurchase Date or as otherwise permitted by law.

•
If a Member would like the Fund to purchase all of its Units or any portion of its Units, it should complete, sign and either (i) deliver a Letter of Transmittal to Ironwood Institutional Multi-Strategy Fund LLC at the following address:

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC
C/O IRONWOOD CAPITAL MANAGEMENT
ATTENTION: OPERATIONS
ONE MARKET PLAZA, STEUART TOWER
SUITE 2500
SAN FRANCISCO, CA 94105

(ii) fax the Letter of Transmittal to Ironwood at (415) 777-2600, or (iii) e-mail the Letter of Transmittal to Ironwood at tenders@ironwoodpartners.com, so that it is received before 11:59 p.m., Eastern Daylight Time, on March 27, 2017.  IF THE MEMBER CHOOSES TO FAX OR E‑MAIL THE LETTER OF TRANSMITTAL, IT MUST ALSO MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO IRONWOOD PROMPTLY AFTER IT IS FAXED OR E-MAILED (ALTHOUGH THE ORIGINAL, IF FAXED OR E-MAILED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 11:59 P.M., EASTERN DAYLIGHT TIME, ON MARCH 27, 2017).  THE FUND RECOMMENDS THAT TENDERING MEMBERS CALL IRONWOOD AT (415) 777-2400 TO CONFIRM RECEIPT OF THE COMPLETED AND EXECUTED LETTER OF TRANSMITTAL.  The value of the Units is expected to change between January 31, 2017 (the last time prior to the date of this filing as of which the Fund’s net asset value was calculated) and the Repurchase Date, the date as of which the value of the Units being purchased will be determined.  Members desiring to obtain the estimated net asset value of their Units may contact Ironwood at (415) 777-2400 or at the address listed on the first page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Daylight Time).

Please note that the Fund may suspend or postpone the Offer in limited circumstances by a vote of a majority of the Board, including a majority of the Independent Directors.  Although the Offer is scheduled to expire on March 27, 2017, a Member that tenders all of its Units will remain a Member of the Fund through the Repurchase Date, when the net asset value of the Member’s Units is calculated.

2.	BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to Members that hold Units, as contemplated by and in accordance with the procedures set out in the Fund’s Prospectus and the Fund’s LLC Agreement.  The Prospectus and the LLC Agreement provide that the Board has the sole and absolute discretion to determine whether it will cause the Fund to offer to repurchase Member’s Units pursuant to a tender offer to repurchase.

Because there is no established trading market for the Units and any transfer of Units is strictly limited by the terms of the Prospectus and the LLC Agreement, the Board has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Prospectus and the LLC Agreement and the recommendations of Ironwood.

Payment for repurchased Units may require the Fund to liquidate portfolio holdings in Underlying Funds earlier than otherwise planned, potentially resulting in losses, and may increase the Fund’s portfolio turnover.  Also, the Fund may maintain cash or borrow money to pay repurchase proceeds, which would increase the Fund’s operating expenses and could adversely impact the ability of the Fund to achieve its investment objective.

The purchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Units.  Members that retain their Units may be subject to increased risks that may possibly result from the reduction in the Fund’s aggregate exposure to the Underlying Funds resulting from payment for the Units tendered.  These risks include the potential for greater volatility due to decreased diversification of the Fund’s investments in the Underlying Funds.  The Fund believes, however, that this result is unlikely given the nature of the Fund’s investment program.

You should also realize that, although the Offer is scheduled to expire on March 27, 2017, you will remain a Member of the Fund through the Repurchase Date with respect to the Units you have tendered and that are accepted for purchase by the Fund.

3.	OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of this Offer, purchase an amount of Units up to approximately 20% of the Units outstanding as of the Repurchase Date that are tendered by Members by 11:59 p.m., Eastern Daylight Time, on March 27, 2017 at the net asset value per Unit calculated as of the Repurchase Date (as defined in Section 1 above).  Proceeds of the Units tendered for purchase pursuant to this Offer will be payable as set out in Section 6.

4.	AMOUNT OF TENDER.

A Member may tender all its Units or a portion of its Units; however, a Member who tenders some, but not all, of its Units for repurchase as of the Repurchase Date will be required to maintain a minimum aggregate net asset value of Units generally equal to $25,000. The Fund reserves the right to reduce the amount to be repurchased from a Member as of the Repurchase Date so that the required minimum aggregate net asset value of Units is maintained.

If, in this Offer, Members tender for repurchase more than 20% of Units outstanding on the Repurchase Date, the Fund may, in the Board’s sole and absolute discretion, either: (i) accept the additional Units permitted to be accepted pursuant to Rule 13e‑4(f)(3) under the Exchange Act; (ii) increase the outstanding Units that the Fund is offering to purchase by up to two percent (2%) on the Repurchase Date; (iii) extend the Offer, if necessary, and increase the amount of Units that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (iv) accept a portion of the Units tendered prior to or on the Repurchase Date for payment on a pro rata basis based on the aggregate net asset value of tendered Units.

5.	PROCEDURE FOR TENDERS.

Members wishing to tender Units pursuant to the Offer should respond to the Fund with an Offer Acceptance by delivering a completed and executed Letter of Transmittal to Ironwood at the address set out on the first page of the Letter of Transmittal.  The completed and executed Letter of Transmittal must be received by Ironwood no later than 11:59 p.m., Eastern Daylight Time, on March 27, 2017.  The Fund recommends that all documents be submitted by certified mail, return receipt requested, or by facsimile transmission.  A Member choosing to fax or e-mail a Letter of Transmittal to Ironwood must also send or deliver the original completed and executed Letter of Transmittal to Ironwood promptly thereafter.  The Fund recommends that tendering Members call Ironwood at (415) 777-2400 to confirm receipt of the completed and executed Letter of Transmittal.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Unit or any particular Member and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, Ironwood, or the Board will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.	PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted (and thereby purchased) Units that are tendered if and when it gives written notice to the tendering Members of its election to purchase such Units.  Notwithstanding the foregoing, a tendering Member who sent a Letter of Transmittal via fax or e-mail should contact Ironwood if the Member has not received confirmation of receipt following transmittal.

The value of the Units tendered to the Fund for purchase will be the net asset value as of the close of business on the Repurchase Date, less the applicable Early Repurchase Fee due to the Fund in connection with any repurchase.

Members who tender for repurchase less than 95% of their Units and which Units are repurchased by the Fund will receive the specified dollar amount equal to the net asset value of such Units repurchased by the Fund, less the applicable Early Repurchase Fee.  Not later than promptly after the Repurchase Date, each tendering Member will be given a non-interest bearing, non-transferrable promissory note issued by the Fund entitling the Member to be paid an amount equal to 100% of the unaudited net asset value of the Member’s repurchased Units, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units), less the applicable Early Repurchase Fee.  The note will entitle the Member to be paid on the Payment Date (a day within 30 calendar days after the Repurchase Date).

Members who tender for repurchase 95% or more of their Units and which Units are repurchased by the Fund, will receive the specified dollar amount equal to the net asset value of their Units repurchased by the Fund, less the applicable Early Repurchase Fee.  Payment will be in the form of: (i) cash or a non-interest bearing, non-transferrable promissory note issued by the Fund in an amount equal to the Initial Payment, which will be paid on or prior to the Payment Date; and (ii) a non-interest bearing, non-transferable promissory note issued by the Fund entitling the Member to up to the Subsequent Payment (as adjusted (if at all) in accordance with the next paragraph).

Following the later of: (i) 120 calendar days after the Repurchase Date; or (ii) any longer period the Board in its discretion deems necessary to protect the interests of the remaining Members, the amount of the Subsequent Payment may be adjusted so that the sum of the Initial Payment and the Subsequent Payment is equal to 100% of the final audited net asset value of the Member’s Units being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to the Member’s Units).  That Subsequent Payment (adjusted as needed) will then be paid to the Member.

The Board in its discretion may pay repurchase proceeds, in whole or in part, in securities of equivalent value.  The Fund does not expect that it will distribute securities as payment for repurchased Units except in unusual circumstances, such as in the unlikely event that: (i) making a cash payment would result in a material adverse effect on the Fund or on Members not requesting that their Units be repurchased; or (ii) the Fund has received distributions from Underlying Funds in the form of securities that are able to be transferred to the Members.  In the event that the Fund makes a distribution of securities as payment for Units, Members will bear any risks of the distributed securities and may be required to pay a brokerage commission or other costs in order to dispose of the securities.

7.	CERTAIN CONDITIONS OF THE OFFER.

A Member may tender all its Units or a portion of its Units; however, a Member who tenders some, but not all, of the Member’s Units for repurchase as of the Repurchase Date will be required to maintain a minimum aggregate net asset value of Units generally equal to $25,000. The Fund reserves the right to reduce the amount to be repurchased from a Member as of the Repurchase Date so that the required minimum aggregate net asset value of Units is maintained.

In addition, the Fund may suspend or postpone this Offer in limited circumstances and only by a vote of a majority of the Board, including a majority of the Independent Directors.  These circumstances may include the following: (i) a period during which an emergency exists as a result of which it is not reasonably practicable for the Fund to dispose of securities it owns or to determine the value of the Fund’s net assets; (ii) for any other periods that the SEC permits by order; or (iii) other unusual circumstances as the Board determines, in compliance with applicable laws, it is in the best interest of the Fund or the Members (including, without limitation, any “feeder fund” that is a Member) to suspend or postpone the Offer.

8.	CERTAIN INFORMATION ABOUT THE FUND.

The name of the Fund is “Ironwood Institutional Multi-Strategy Fund LLC.”  The Fund’s principal executive office is located at One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105 and its telephone number is (415) 777-2400.  The Fund’s investment objective is capital appreciation with limited variability of returns.  The Fund attempts to achieve this objective by allocating capital among a number of pooled entities (each, an “Underlying Fund” and collectively, the “Underlying Funds”), each managed by an independent investment adviser pursuant to relative value investment strategies or other techniques and subject to various risks.

Ironwood, an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended, serves as investment adviser to the Fund.  The principal executive office of Ironwood is located at One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105 and its telephone number is (415) 777-2400.

The directors of the Fund’s Board (each, a “Director”) are Richard Meadows, M. Kelley Price, David Sung and Jonathan Gans.  The officers of the Fund (each, an “Officer”) are Jonathan Gans (Chief Executive Officer and President), Martha Boero (Treasurer), Alison Sanger (Chief Compliance Officer) and Laurie Chatoff (Secretary).  Their address is c/o Ironwood Institutional Multi-Strategy Fund LLC, One Market Plaza, Steuart Tower, Suite 2500, San Francisco, California 94105.

None of the Fund, Ironwood or the Board or any person controlling the Fund or Ironwood has any plans or proposals that relate to or would result in:

(1)	an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund;

(2)
any purchase, sale or transfer of a material amount of assets of the Fund (other than as the Board determines may be necessary or appropriate to fund any portion of the purchase price for Units acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund);

(3)	any material change in the present distribution policy or indebtedness or capitalization of the Fund;

(4)
any change in the present Board or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board, or to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer;

(5)
any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act;

(6)
the acquisition by any person of additional Units (other than the Fund’s intention to accept subscriptions for Units from time to time in the discretion of the Board), or the disposition of Units (other than through periodic tender offer to repurchase as described in Section 2 above, including the Offer); or

(7)	any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.

9.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of certain U.S. federal income tax considerations applicable to the repurchase of Units by the Fund for cash pursuant to the Offer. This summary does not purport to be a complete description of the income tax considerations applicable to such purchase.  This summary assumes that Members hold Units as capital assets (generally, property held for investment). The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this Offer and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. No assurance can be given that the Internal Revenue Service, or “IRS,” would not assert, or that a court would not sustain, a position contrary to those described herein. The Fund has neither sought nor will seek any ruling from the IRS regarding this Offer. This summary does not discuss any aspects of foreign, state or local tax.  Each Member should consult its own tax advisor regarding the tax consequences to such Member of participating (or not participating) in the Offer.

The sale of Units pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange” or, under certain circumstances, as a “dividend.”  In general, under Section 302 of the Code, a redemption of Units pursuant to the Offer should be treated as a sale or exchange of Units by a Member if the redemption: (i) is “substantially disproportionate” with respect to the Member; (ii) results in a “complete redemption” of the Member’s interest; or (iii) is “not essentially equivalent to a dividend” with respect to the Member.  In determining whether any of these tests has been met, a Member’s Units are generally deemed to include Units considered to be owned by the Member by reason of certain constructive ownership rules set forth in Section 318 of the Code.  A “substantially disproportionate” redemption generally requires a reduction of more than 20% in the Member’s proportionate interest in the Fund after all repurchases of Units from all Members pursuant to the Offer are taken into account.  A “complete redemption” of a Member’s interest generally requires  that all Units of the Fund owned by the Member be disposed of.  A redemption “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the Member’s proportionate interest in the Fund, which should be the case if the Member has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in its proportionate interest in the Fund.

If the sale of your Units meets any of the tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Units sold.  Such gain or loss will be a capital gain or loss if the Units sold have been held by you as a capital asset.  In general, capital gain or loss with respect to Units sold will be long-term capital gain or loss if the holding period for Units is more than one year.  The maximum long-term capital gains rate currently applicable to such a sale of Units by an individual is 20% plus a 3.8% Medicare contribution tax for individuals whose adjusted gross income exceeds certain thresholds.  Any loss upon the sale or exchange of Units held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including undistributed capital gains deemed received) by the Member.  The deductibility of capital losses is subject to statutory limitations. Additionally, any loss realized on a disposition of Units may be disallowed under “wash sale” rules to the extent the repurchased Units are replaced with other Units within a period of 61 days beginning 30 days before and ending 30 days after the Units are repurchased by the Fund.  If disallowed, the loss will be reflected in an upward adjustment to the basis of the Units acquired.

Upon a sale or exchange of Units, the Fund will report the gross proceeds and, for Units acquired on or after January 1, 2012, cost basis to you and the IRS.  The cost basis will be calculated using the Fund’s default method of first-in, first-out, unless you have instructed the Fund in writing to use a different calculation method permitted by the IRS, including average cost or specific Unit lot identification.  The cost basis method elected by you (or the cost basis method applied by default) for each disposition of Units may not be changed after the settlement date of each such disposition of Units.  If you hold your Units through a broker (or other nominee), please contact that broker (or nominee) with respect to the reporting of cost basis and elections available for your account. You should consult with your tax advisor to determine the best IRS-accepted cost basis method for your tax situation and to obtain more information about how the cost basis reporting law applies to you.

If none of the Section 302 tests described above is met, you may be treated as having received a distribution on your Units that is, in whole or in part, a dividend, return of capital or capital gain, depending on: (i) whether there are sufficient otherwise undistributed earnings and profits to support a dividend; and (ii) your tax basis in the Units.  The tax basis remaining in the Units tendered to the Fund after any return of capital will be transferred to any remaining Units held by you in the Fund.

The gross proceeds paid to a Member or other payee pursuant to the Offer will be subject to a withholding tax unless either:

(1)
the Member has provided the Member’s taxpayer identification number or social security number on IRS Form W-9 or its equivalent, and certifies under penalty of perjury: (i) that the number is correct, and (ii) either that (A) the Member is exempt from backup withholding, (B) the Member is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends or (C) the IRS has notified the Member that the Member is no longer subject to backup withholding; or

(2)	an exception applies under applicable law and Treasury regulations.

Non-U.S. Members may be required to provide the applicable withholding agent with a completed IRS Form W-8BEN (or other applicable form), in order to avoid backup withholding on the gross proceeds received pursuant to the Offer.  Any amounts withheld as backup withholding tax may be credited or refunded against a Member’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Unless a reduced rate of withholding or a withholding exemption is available under the Code or an applicable income tax treaty, a Member that is a nonresident alien or a foreign entity may be subject to a 30% U.S. withholding tax on the gross proceeds received by such Member, if the proceeds are treated as a “dividend” under the rules described above. A non-U.S. Member will generally not be subject to U.S. withholding tax or U.S. federal income tax on the gross proceeds received pursuant to the Offer if “sale or exchange” treatment applies. Different tax consequences may result if the non-U.S. Member (i) is engaged in a U.S. trade or business, (ii) in the case of an individual, is present in the United States for 183 days or more during the taxable year and certain other conditions are met, or (iii) is, or holds its interest in the Fund through, a foreign entity that fails to satisfy certain certification and reporting requirements regarding its owners and accountholders. Non-U.S. Members should consult their tax advisers regarding application of these withholding rules.

10.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction.  The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.  However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer.  A free copy of such statement may be obtained by contacting Ironwood at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s internet web site, http://www.sec.gov.  A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, N.E., Washington, DC 20549.